EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of World Energy Solutions, Inc.:

We consent to the incorporation by reference in the Registration Statements of World Energy Solutions, Inc. on Form S-8 (File Nos. 333-151641 and 333-140014) and Form S-3 (File Nos. 333-165822, 333-164473, and 333-147301) of our report dated March 7, 2012 with respect to our audits of the consolidated financial statements of World Energy Solutions, Inc., which are included in this Annual Report on Form 10-K of World Energy Solutions, Inc., for the years ended December 31, 2011 and 2010.

/s/ Marcum LLP

Boston, Massachusetts

March 7, 2012